Exhibit 3.1

AMENDMENT TO AMENDED AND RESTATED BYLAWS OF BIOCEPT, INC.

The Amended and Restated Bylaws (the “Bylaws”) of Biocept, Inc., a Delaware corporation (the “Company”), are hereby amended as follows, effective upon the execution of this amendment by the Secretary or Assistant Secretary of the Company:

1.	The third sentence of Section 5 of Article II of the Bylaws is amended and restated to read in its entirety as follows:

“If, however, such quorum shall not be present or represented at any meeting of the stockholders, either the stockholders entitled to vote thereat, present in person or represented by proxy, or the Chairman of the meeting shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting of the time and place of the adjourned meeting, and the means of remote communication, if any, until a quorum shall be present or represented.”

2.	The first sentence of Section 6 of Article II of the Bylaws is amended and restated to read in its entirety as follows:

“Except as otherwise required by law, or provided by the Certificate or these Bylaws, any matter brought before any meeting of stockholders at which a quorum is present shall be decided by the vote of the holders of a majority of the stock represented and entitled to vote on the matter; provided, however, that directors shall be elected by plurality vote.”

3.	A new Article VIII is hereby added to the Bylaws, which shall read in its entirety as follows:

“

ARTICLE VIII

FORUM FOR ADJUDICATION OF DISPUTES

Forum for Adjudication of Disputes.  Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the General Corporation Law of Delaware, the Certificate or these Bylaws, or (d) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article.”

Dated: September 27, 2017	By:	/s/ Timothy C. Kennedy
	Name:	Timothy C. Kennedy
	Title:	Chief Financial Officer, Senior Vice President of Operations and Corporate Secretary